GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
MARKS 64th CONSECUTIVE YEAR OF INCREASED DIVIDENDS
AND ANNOUNCES OFFICER CHANGES

- Dividend for 2020 Increased by 4% -

Atlanta, Georgia, February 18, 2020 - Genuine Parts Company (NYSE: GPC) announced today a 4% increase in the regular quarterly cash dividend for 2020. The Board of Directors of the Company, at its February 17, 2020 Board meeting, increased the cash dividend payable to an annual rate of $3.16 per share compared with the previous dividend of $3.05 per share. The quarterly cash dividend of seventy-nine cents ($0.79) per share is payable April 1, 2020 to shareholders of record March 6, 2020. GPC has paid a cash dividend every year since going public in 1948, and 2020 marks the 64th consecutive year of increased dividends paid to shareholders.

Genuine Parts Company also announced today that its Board of Directors approved two corporate officer changes, effective immediately. Treg S. Brown was named Executive Vice President, Mergers and Acquisitions, and will continue to lead the Company’s global acquisition strategy. In Treg’s 25-year career with the Company, he has served as an officer in several key financial roles, including Planning and Acquisitions and Customer Financial Services, and has been instrumental in GPC’s domestic and global growth. James R. Neill was named Executive Vice President and Chief Human Resources Officer and is responsible for leading all aspects of the Company’s human resources (HR) organization. Jim has devoted his entire career to the HR business field and, as an officer of the Company since joining GPC in 2006, has provided exemplary leadership in the areas of talent management and employee engagement, corporate compliance, sustainability and safety.

Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company, commented, “We are pleased to have Treg and Jim in these new roles, as they are both talented leaders and key executives of the Company. Treg has been instrumental to GPC’s domestic and global growth for many years, and Jim has played a vital role in the evolution of our global human resources initiatives, which are ever growing. We applaud them for their impressive careers thus far and look forward to their future contributions to the Company.”

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings tomorrow morning. Management will also conduct a conference call at 11:00 a.m. Eastern time. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 877-407-0789. The conference ID is 13698286. If you are unable to participate during the call, a recording of the call will be available on the Company’s website or toll-free at 844-512-2921, ID 13698286, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 4, 2020.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company also distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia through its Industrial Parts Group. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. Genuine Parts Company had 2018 revenues of $18.7 billion. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO - (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations - (678) 934-5628